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                                                                  Exhibit 10.3


                        BLUE RIDGE ENERGY, INC. ANNOUNCES
                   COMPLETION OF $2.5 MILLION EQUITY OFFERING

         HOUSTON, Texas., January 6, 2005 [ PRNewswire ] --

         Blue Ridge Energy, Inc. (OTC Bulletin Board: BREY) announces that at year end it completed an offering of 12,500,000 units to eligible investors outside the United States pursuant to Regulation S for a purchase price of $2,500,000.

         Each unit consists of one share of common stock, one non-transferable warrant, exercisable through December 31, 2005, to purchase one share of common stock for a purchase price of $.50 per share and one non-transferable "piggy back" warrant, exercisable through December 31, 2006, to purchase an additional share of common stock for $1 per share, exercisable only if the prior warrant has been fully exercised.

         Pat Kelleher, President, indicated that the proceeds of the offering are being used for the generation of prospects and purchase of leases within focused geologic trends utilizing a 6,500 square mile geophysical 3-D seismic data base and newly reprocessed 3-D data. He stated that the Company anticipates that the future purchase of additional 3-D data sets will be the basis for additional prospect generation.